# Certificate of the Registration of a Company

CERTIFICATE

Corporations Act 2001 Paragraph 1274 (2) (b)

This is to certify that

**IRIS ENERGY PTY LTD**

**Australian Company Number 629 842 799**

is taken to be registered as a company under the Corporations Act 2001 in New South Wales.

The company was a **proprietary** company.

On the seventh day of October 2021 the company converted to a **public** company and the name changed to
**IRIS ENERGY LIMITED**

The company is **limited by shares.**

The day of commencement of registration is **the sixth day of November 2018**.

Issued by the
Australian Securities and Investments Commission
on this twenty-second day of October 2021.

J Longo

Joseph Longo
Chair